Exhibit 99.1

Bio-Path Holdings Announces 1-for-20 Reverse Stock Split

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on February 23, 2024

HOUSTON – February 21, 2024 – Bio-Path Holdings, Inc. (NASDAQ: BPTH) (the “Company”), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, announced that it intends to effect a reverse stock split of its outstanding common stock, par value $0.001 per share, at a ratio of 1-for-20. The reverse stock split will be effective as of 5:30 p.m., Eastern Time on February 22, 2024, and the Company’s common stock will begin trading on a split-adjusted basis on the Nasdaq Capital Market at the commencement of trading on February 23, 2024 under the Company’s existing symbol “BPTH.” The Company’s common stock has been assigned a new CUSIP number of 09057N409.

Upon the effectiveness of the reverse stock split, every 20 shares of common stock issued and outstanding as of the effective date will be automatically combined into one share of common stock. No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive one whole share in lieu of the issuance of any such fractional share. The reverse stock split will not change the par value of the common stock or modify the rights or preferences of the common stock. The Company anticipates that the reverse stock split will reduce the number of shares of the Company’s common stock issued and outstanding from 12,352,664 shares to approximately 617,833 shares. All outstanding securities entitling their holders to purchase shares of common stock or acquire shares of common stock of the Company, including stock options and warrants, will be adjusted as a result of the reverse stock split, as required by the terms of those securities.

The Company’s transfer agent, Equiniti Trust Company, LLC will continue to maintain the book-entry records for the Company’s common stock. Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes and procedures; if you hold your shares with such a broker, bank trust or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s drug candidate, Liposomal Bcl-2, (BP1002, targeting the Bcl-2 protein responsible for driving cell survival in up to 60% of all cancers) has announced the enrollment and dosing of the first patient in a Phase 1/1b clinical trial. Bio-Path’s drug candidate, Liposomal STAT3 (BP1003, targeting the STAT3 protein) has one additional IND enabling study to complete before the Company may file an IND application and initiate the first-in-humans Phase 1 study in patients with refractory, metastatic solid tumors. In addition, Bio-Path has a modified product named BP1001-A (prexigebersen with enhanced nanoparticle properties) which has shown to enhance efficacy in preclinical solid tumor models and is currently in a Phase 1/1b clinical trial conducted at several leading cancer centers in the United States.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s continued listing on the Nasdaq Capital Market, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369